Exhibit 99 (b)

EXPERTS

The financial statements and the related financial statement schedules, incorporated in this prospectus by reference from the Allstate Life Insurance Company of New York's Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the financial statements and financial statement schedules and includes an explanatory paragraph relating to a change in method of accounting for certain nontraditional long-duration contracts and separate accounts in 2004), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.